EXHIBIT 21.1

Subsidiaries of AirTran Holdings, Inc.

AirTran Airways, Inc. (1)
AirTran Gate Holdings, Inc. (1)
AirTran Investment Corporation (1)

(1)  Incorporated under the laws of the State of Delaware